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                                                                    EXHIBIT 10.4

                                 LIQUID AUDIO


May 21, 1998

Mr. Dan Meyers
Director of Internet Licensing
SESAC

55 Music Square East

Nashville, TN 37203

Re: SESAC/Liquid Audio - Strategic Alliance Agreement (the "Agreement")

Dear Dan:

The following sets out the terms of the Agreement between SESAC and Liquid Audio with respect to cooperation on issuing SESAC performance license applications to web sites using Liquid Audio software:

* Liquid Audio will provide SESAC with a list of web sites utilizing Liquid Audio's transmission technology (the "List"), and shall update the List monthly. SESAC will advise Liquid Audio which web sites on the List are licensed by SESAC (the "Licensed Sites") on a calendar quarterly basis.

* Liquid Audio shall make efforts to assist SESAC in securing license agreements with the web sites on the List, including, for example, by distributing the SESAC license agreement and supporting material to the operators of those web sites.

* Liquid Audio will provide SESAC with reports showing all transmissions of musical works (whether in whole or in part and whether in streaming or other format) originating from Licensed Sites on the List. The reports shall include the title, performing artist, writer and music publisher, if known, for each work, as well as the number of times each work was transmitted from each Licensed Site on the List, and the file format in which the transmission occurred (the "Data").

* Liquid Audio will provide SESAC with the Data separately for each licensed site on the List within 30 days of the end of each calendar quarter for the performances in that quarter.

* Liquid Audio will deliver the Data electronically in the form of a text file (.txt).

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*    SESAC and Liquid Audio shall each treat the terms of this Agreement and any and all information exchanged as a result of this Agreement, including the identity of the web sites on the List, the Licensed Sites, and the Data, as completely confidential.

*    This Agreement commences on June 1, 1998 and ends on May 31, 1999, and continues
   -  --
     after that for additional terms of twelve months each unless either party terminates it by giving the other party notice at least thirty days prior to the end of any such twelve month period.

* Liquid Audio and SESAC will issue a joint public announcement (the "Announcement") of this Agreement only after both parties have signed the Agreement and approved the language and the release date of the Announcement.

If this letter sets forth our Agreement, as you understand it, please so indicate by countersigning and returning one fully executed copy to me for my files.

Sincerely,

Robert Flynn
Vice President of Business Development
Liquid Audio

Accepted and Agreed to by:

/s/ Dan Meyer                           Date: June 1, 1998
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Dan Meyer
Manager of Internet Licensing

/s/ [SIGNATURE ILLEGIBLE]               Date: July 8, 1998
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Liquid Audio